SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 20, 2009

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 7.01	Regulation FD Disclosure.

On May 20, 2009, William G. Walter, FMC’s Chief Executive Officer, adopted a pre-arranged trading plan to sell shares of FMC’s common stock pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. A 10b5-1 plan permits an officer or director to adopt a pre-determined plan for buying or selling stock when the officer or director is not in possession of material, non-public information at the time of plan adoption. After adoption of such a plan, the officer or director has no further involvement in carrying out the trades under the plan. The existence of such a plan allows for personal holdings to be diversified in an orderly fashion from time to time, often as part of a personal financial, tax, or estate planning strategy.

The plan adopted by Mr. Walter provides for the sale of up to 40,000 shares per month of FMC’s common stock issuable upon the exercise of vested stock options through the remainder of 2009, subject to specified market prices. The plan is intended to diversify Mr. Walter’s personal investments as he approaches retirement, and was adopted in accordance with the company’s policies and procedures concerning trading by officers and directors.

Except as required by law or as FMC may elect to disclose, FMC does not undertake to report future 10b5-1 plans established by officers or directors of FMC nor to report modifications or terminations of, or transactions or other activities under, any 10b5-1 plan. Any transactions under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

The information in this report is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Corporation

Date: May 22, 2009	By:	/s/ ANDREA E. UTECHT
	Name:	ANDREA E. UTECHT
	Title:	Vice President, General Counsel and Secretary